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                                                                    Exhibit 23.6

                  CONSENT OF INDEPENDENT PETROLEUM ENGINEERS


      As Petroleum Engineers, we hereby consent to the inclusion of the information in this Registration Statement on Form S-4 with respect to the oil and gas reserves of The Home-Stake Oil & Gas Company and The Home-Stake Royalty Corporation at June 30, 1997, the future net revenues from such reserves, and the present value thereof, which information has been included in this Registration Statement in reliance upon the report of this firm and upon the authority of this firm as experts in petroleum engineering. We hereby further consent to all references to our firm included in this Registration Statement.


                                      LEE KEELING & ASSOCIATES, INC.

                                      /s/ LEE KEELING AND ASSOCIATES, INC.


Tulsa, Oklahoma
August 19, 1997